EXHIBIT 99.1

For Immediate Release

American Axle & Manufacturing Announces Pricing of Secondary Offering

Detroit, Michigan, October 3, 2003 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, announced that yesterday, after the markets closed, Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (Blackstone) agreed to sell 7,000,000 shares of common stock to Morgan Stanley. AAM expects Morgan Stanley to resell the shares at a public offering price initially of $30.35. Morgan Stanley has been granted an option to purchase an additional 500,000 shares from Blackstone to cover over-allotments. Blackstone is expected to complete the sale and deliver the shares to the underwriter on Tuesday, October 7, 2003.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission on January 17, 2003.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Morgan Stanley, Prospectus Department, 1585 Broadway, New York, NY 10036 (telephone number 212-761-8570).

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and forged products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

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For more information

Media relations contact	Investor relations contact
Carrie L. P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President, Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com